FIRST AVIATION ANNOUNCES RECORD REVENUE AND
                                  GROSS PROFIT


WESTPORT, CONNECTICUT, December 6, 2000 - First Aviation Services Inc. (NASDAQ:
FAVS), a leading provider of services to the aerospace industry worldwide, today announced record quarterly sales of $25.6 million and record gross profit of $5.0 million.

Net sales increased 21.7% for the quarter ended October 31, 2000 from $21.1 million for the third quarter of the prior year. Gross profit for the quarter increased 27.3% from $3.9 million reported in the prior year. Gross margin increased to 19.6% versus 18.7% for the third quarter of the prior fiscal year.

Mr. Michael C. Culver, President and CEO of First Aviation Services, noted that "During the quarter we experienced sales and gross profit growth in all our product lines. We are especially pleased to see continued improvement in gross margin."

The Company's net loss from continuing operations for the quarter ended October 31, 2000 was $0.05 per share compared to a net loss from continuing operations of $0.03 per share for the same period of the prior fiscal year. Excluding the loss from AeroV, its e-commerce subsidiary, and certain out of the ordinary legal expenses, the Company earned $0.01 per share for the quarter.

For the nine months ended October 31, 2000, net sales increased 19.7% to $70.9 million versus $59.2 million reported for the comparable period of the prior year. Gross profit over the same time period increased 24.9% to $14.0 million from $11.2 million, while gross margin increased to 19.7% from 18.9%.

The Company's net loss from continuing operations for the nine months ended October 31, 2000 was $0.11 per share compared to a net loss of $0.06 per share, before a non-recurring charge, for the same period of the prior fiscal year. Without the expenses associated with AeroV, start-up expenses incurred in connection with the Company's Asia Pacific and European operations, as well as certain legal expenses related to legacy matters, the Company estimates that its net income for the nine months ended October 31, 2000 would have been $0.06 per share, an improvement of $0.12 per share over the same period of the prior fiscal year.

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Results of operations for the three and nine months ended October 31, 1999 have been restated in order to reflect the disposition of a former subsidiary. During the three months ended October 31, 2000 the Company had net income related to the discontinued operation of approximately $1.0 million, or $0.13 per share, as a result of the finalization of income taxes relating to the sale. In the third quarter of the prior fiscal year, income from the discontinued operation amounted to $1.9 million or $0.21 per share.

Mr. Culver added, "We have continued to demonstrate our ability to grow while maintaining one of the strongest balance sheets in the sector. With approximately $35 million of cash, or $4.50 per share, and credit facilities in place, we are in a position to enhance value through opportunistic acquisitions and continued investment in new service offerings and international expansion."

First Aviation, located in Westport, Connecticut is a worldwide leader in providing services to aircraft operators of some of the most widely used military, commercial and general aviation aircraft. Its operations include Aerospace Products International (API) and AeroV Inc. (AeroV).

API, based in Memphis, Tennessee, is a leader in the supply of aerospace products and services worldwide. In addition to the product lines it distributes, API offers logistics services and overhaul and repair services for brakes and starter/generators and builds custom hose assemblies. With locations in the U.S., Canada and Asia Pacific, plus global partners throughout the world, API continues to be the fastest growing supplier of aviation products and inventory management solutions in the industry. AeroV, based in Westport, Connecticut, is a mission-critical procurement platform developed exclusively for the aerospace industry that delivers value to every user, providing a practical tool for capturing the benefits of e-commerce without disrupting current business practices and processes. The AeroV System integrates with legacy systems, giving every company the ability to communicate using full SPEC 2000 and ANSI X.12 messaging without costly set-up fees or downtime.

The Company will host a conference call to discuss third quarter earnings on December 7, 2000 at 10:00 am EST. Interested parties should call 1 (800) 865-4435 before 9:45 am EST on December 7, 2000.

More information about First Aviation can be found on the World Wide Web at http://www.firstaviation.com and apiparts.com and aerov.com.


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Forward-Looking Statements

Information included in this release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not statements of historical facts, but rather reflect the Company's current expectations concerning future events and results. Such forward-looking statements, including those concerning the Company's expectations, involve known and unknown risks, uncertainties and other factors, some of which are beyond the Company's control, that may cause the Company's actual results, performance or achievements, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. In evaluating such statements as well as the future prospects of the Company, specific consideration should be given to various factors, including the Company's ability to obtain parts from its principal suppliers on a timely basis, market conditions, the ability to consummate suitable acquisitions, and other items that are beyond the Company's control and may cause actual results to differ from management's expectations.

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Contact:      John A. Marsalisi
              Vice President & Chief Financial Officer
              First Aviation Services Inc.
              (203) 291-3303

(See attached financial information)


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                          First Aviation Services Inc.

                 Consolidated Condensed Statements of Operations
                    (in thousands, except per share amounts)
                                   (unaudited)


                                                                                Three Months                   Nine Months
                                                                               Ended October 31,             Ended October 31,
                                                                             2000            1999           2000           1999
                                                                          ---------      ---------       ---------      ---------
Net sales                                                                 $  25,628      $  21,053       $  70,856      $  59,175
Cost of sales                                                                20,616         17,115          56,876         47,984
                                                                          ---------      ---------       ---------      ---------
Gross profit                                                                  5,012          3,938          13,980         11,191
Selling, general and administrative expenses                                  4,494          3,422          12,922         10,037
E-commerce initiative                                                           582              -           1,218              -
                                                                          ---------      ---------       ---------      ---------
Operating income before corporate expenses and
   non-recurring charge                                                         (64)           516            (160)         1,154
Corporate expenses                                                              876            440           2,452          1,603
Non-recurring charge                                                              -            410               -            410
                                                                          ---------      ---------       ---------      ---------
Operating loss from continuing operations                                      (940)          (334)         (2,612)          (859)
Net interest income (expense) and other                                         321           (152)          1,218           (448)
Minority interest in subsidiaries                                                61             (7)             40            (31)
                                                                          ---------      ---------       ---------      ---------
Loss before benefit for income taxes                                           (558)          (493)         (1,354)        (1,338)
Benefit for income taxes                                                        192            197             510            535
                                                                          ---------      ---------       ---------      ---------
Net loss from continuing operations                                            (366)          (296)           (844)          (803)
Net income from discontinued operation, net of provision for income taxes of $-, $391, $- and $645, for the three and nine months
   ended October 31, 2000 and 1999, respectively.                               979          1,890             979          5,170
                                                                          ---------      ---------       ---------      ---------
Net income                                                                $     613      $   1,594       $     135      $   4,367
                                                                          =========      =========       =========      =========
Basic net income (loss) per common share and net income
   (loss) per share - assuming dilution:

Net loss from continuing operations per common share                      $   (0.05)     $   (0.03)      $   (0.11)     $   (0.09)
Net income from discontinued operation per common share                        0.13           0.21            0.13           0.57
                                                                          ---------      ---------       ---------      ---------
Basic net income per common share and net income per common
share - assuming dilution                                                 $    0.08      $    0.18       $    0.02     $     0.48
                                                                          =========      =========       =========     ==========
Shares used in computation of net income per common share and
     net income per common share - assuming dilution                      7,687,661      9,016,039       7,784,426      9,008,448
                                                                          =========      =========       =========      =========


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                          First Aviation Services Inc.

                      Consolidated Condensed Balance Sheets
                                 (in thousands)


                                                                     October 31,       January 31,
                                                                        2000               2000
                                                                    -----------        -----------
                                                                     (unaudited)            *
Assets
Current assets:
   Cash and cash equivalents                                        $    34,932        $    50,104
   Trade receivables, net                                                16,368             13,810
   Inventories                                                           19,985             14,142
   Deferred income taxes, prepaid expenses and other                      3,886              2,582
                                                                    -----------        -----------
Total current assets                                                     75,171             80,638

Plant and equipment, net                                                  6,170              3,980
Goodwill, net                                                             1,725              1,774
                                                                    -----------        -----------
Total assets                                                        $    83,066        $    86,392
                                                                    ===========        ===========

Liabilities and stockholders' equity
Current liabilities:
   Accounts payable                                                 $    12,195        $     8,264
   Other accrued liabilities                                              3,915              7,908
   Income taxes payable                                                   1,683              6,858
   Revolving line of credit and current portion of
      obligations under capital leases                                   11,764                163
                                                                    -----------        -----------
Total current liabilities                                                29,557             23,193

Revolving line of credit                                                  -                  7,900
Minority interest                                                         1,170              1,041
Obligations under capital leases                                            214                115
                                                                    -----------        -----------
Total liabilities                                                        30,941             32,249

Stockholders' equity:
   Common stock                                                              91                 91
   Additional paid-in capital                                            38,736             38,615
   Retained earnings                                                     21,442             21,306
   Treasury stock                                                        (8,144)            (5,869)
                                                                    -----------        -----------
Total equity                                                             52,125             54,143
                                                                    -----------        -----------
                                                                    $    83,066        $    86,392
                                                                    ===========        ===========

*Balances were derived from the audited balance sheet as of January 31, 2000.

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